Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CVR Energy, Inc.
We consent to the incorporation by reference in the registration statements (Nos. 333-146907 and 333-148783) on Form S-8 of CVR Energy, Inc. of our report dated March 28, 2008, except as to note 2, which is as of May 8, 2008, with respect to the consolidated balance sheets of CVR Energy, Inc. and subsidiaries (the Successor) as of December 31, 2006 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity/members’ equity and cash flows for Coffeyville Group Holdings, LLC and subsidiaries, excluding Leiber Holdings, LLC, (the Immediate Predecessor) for the 174-day period ended June 23, 2005 and for the Successor for the 233-day period ended December 31, 2005 and for the years ended December 31, 2006 and 2007, as discussed in note 1 to the consolidated financial statements, which report appears in the December 31, 2007 annual report on Form 10-K/A of CVR Energy, Inc. and to the reference to our firm under the headings “Selected Financial Data” and “Financial Statements and Supplementary Data” in such annual report on Form 10-K/A.
Our report dated March 28, 2008, except as to note 2, which is as of May 8, 2008, contains an explanatory paragraph that states that as discussed in note 1 to the consolidated financial statements, effective June 24, 2005, the Successor acquired the net assets of the Immediate Predecessor in a business combination accounted for as a purchase. As a result of this acquisition, the consolidated financial statements for the periods after the acquisition are presented on a different cost basis than that for the period before the acquisition and, therefore, are not comparable. Our report dated March 28, 2008, except as to note 2, which is as of May 8, 2008, also contains an explanatory paragraph that states that as discussed in note 2 to the consolidated financial statements, the Company has restated the accompanying consolidated financial statements as of and for the year ended December 31, 2007.

/s/ KPMG LLP
KPMG LLP

Kansas City, Missouri May 8, 2008